FINANCIAL
RELATIONS BOARD

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD

Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance	Investor Info: Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

COMFORCE CORPORATION ANNOUNCES
SECOND QUARTER 2005 RESULTS

Company Reports Record Revenue for Six Month Period
Revenues Rise 14.8% to $134.9 Million for Quarter and 14.9% to $258.6 Million for Six Months over Prior Year

Woodbury, NY - August 4, 2005 -- COMFORCE Corporation (AMEX: CFS) a leading provider of high-tech professional staffing, consulting and outsourcing services, today reported results for its second quarter ended June 26, 2005. Revenues rose 14.8% to $134.9 million from $117.6 million for the second quarter of 2004. Sequentially, revenues increased 9.1%, compared to revenues of $123.7 million for the first quarter of 2005. The improvement in revenues was primarily attributable to the continued strong growth in PRO Unlimited, which had an increase in revenue of $12.0 million, or 18.3% over the prior year second quarter. The Staff Augmentation segment increased by $6.6 million, or 13.2%. This increase primarily resulted from Information Technologies growth of $4.8 million, or 36.2%, over the previous year’s second quarter, while Technical Services, which includes Government Staffing, increased $1.1 million, or 5.4%. The Financial Outsourcing Services segment revenues decreased by $1.2 million due in part to a lower number of clients than in the comparable quarter last year.

Gross profit for the second quarter of 2005 was $19.8 million, or 14.7% of revenues, compared to $17.7 million, or 15.1% of revenues in the second quarter of 2004. The decline in gross profit as a percentage of sales was principally due to the decrease in service revenues in the Financial Outsourcing Services segment described above, coupled with an increase in PRO revenues, a lower margin product.

Operating income for the second quarter was $3.8 million, compared to operating income of $3.2 million for the same quarter last year.

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Interest expense in the second quarter of 2005 was $2.7 million, compared to $3.0 million for the second quarter of 2004. A reduction in the Company's public debt of approximately $138.8 million to $55.4 million since June 2000 has enabled COMFORCE to reduce its annual interest expense by approximately $9.2 million from 2000 levels, partially offset by increased borrowings and interest rates on the Company’s credit facility.

The Company recorded income from continuing operations before income taxes of $788,000 in the second quarter of 2005, compared to income from continuing operations before income taxes of $125,000 in the same quarter last year. The Company recorded a tax provision of $380,000 in the second quarter of 2005, compared to a tax provision of $60,000 in the second quarter of 2004. In the second quarter of 2005, the Company repurchased $9.0 million principal amount of Senior Notes resulting in a loss on debt extinguishment of $253,000, which is included in income from continuing operations before income taxes.

COMFORCE reported net income of $509,000, or $0.02 per basic share and $0.01 per diluted share for the second quarter of 2005, compared to a net income of $65,000, or $0.00 per basic and diluted share in the second quarter of 2004.

SIX MONTHS RESULTS

COMFORCE reported revenues of $258.6 million for the first six months of 2005, compared to revenues of $225.0 million for the same period last year, an increase of 14.9%. Revenues were favorably impacted by the continued strong performance of PRO Unlimited and certain sectors of Staff Augmentation, including Information Technologies and Technical Services.

Gross profit for the first six months of 2005 was $36.7 million, or 14.2% of revenues, compared to $34.1 million, or 15.2% of revenues for the same period last year.

Operating income was $6.2 million for the first half of 2005, compared to an operating income of $5.9 million for the first half of 2004.

Interest expense for the first six months of 2005 was $5.6 million, compared to $6.2 million for the first half of 2004.

COMFORCE reported income from continuing operations before income taxes for the first six months of 2005 of $329,000, compared to $1.6 million in the first six months of 2004. The Company recorded a tax provision of $171,000 in the first six months of 2005 and a tax provision of $773,000 in the first six months of 2004.

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In the first half of 2005, the Company repurchased $9.0 million principal amount of Senior Notes resulting in a loss on debt extinguishment of $253,000. Income from continuing operations before income taxes for the first half of 2004 included a gain on debt extinguishment of $2.0 million; excluding the loss on debt extinguishment of $253,000 in the first six months of 2005 and the gain on debt extinguishment of $2.0 million for the comparable period in 2004, income from continuing operations before income taxes increased $911,000.

The Company recorded net income of $259,000, which, after cumulated unpaid dividends on preferred stock for the period, resulted in a net loss available to common stockholders of $(0.01) per basic and diluted share for the first six months of 2005, compared to net income of $852,000 or $0.04 per basic and diluted share (after cumulated unpaid dividends on preferred stock for the period) for the first six months of 2004.

COMMENTS FROM MANAGEMENT

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, "We are most pleased to have reported double digit growth in revenues for both the second quarter and the first six months of this year.

"PRO is primarily responsible for the improved revenue growth, both year-over-year and sequentially. Further, we expect PRO to continue to be a major contributor to our growth as they implement four large contracts during the third and fourth quarters of this year.

“Likewise, we are very excited about the future of our RightSourcing Vendor Management Services. As stated recently, we signed an agreement with a medical facility in Southern California to manage a staffing services program of approximately $70 million annually. We believe this engagement, which provides for fees of approximately five to six percent, based on the dollar amount of the services we manage, presents a significant opportunity for the placement of contract medical personnel, further validates our strategic goals and demonstrates the increasing demand for RightSourcing in the healthcare staffing arena.

“We also remain enthusiastic about the growth that we have been experiencing in the Staff Augmentation segment, particularly in Information Technology and Technical Services.”

Mr. Fanning continued, “All of this makes us very optimistic concerning our business opportunities for the balance of this year.

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“We also continue to improve our balance sheet. In the second quarter we further reduced our high interest rate debt as indicated above. We increased our revolving credit line by $10.0 million and amended our agreement with PNC Business Credit which effectively reduced the interest rate by 50 basis points based upon COMFORCE’s fixed charge coverage ratio during the quarter, or 75 basis points if this ratio is greater than 1.5 to 1.

"We are excited about our Company’s future and remain focused on growing all areas of our business and gaining market share. We intend to continue to prudently invest in our business, while controlling costs."

COMFORCE Corporation will hold an investor conference call to discuss the Company’s financial and operational results at 2:00 p.m. Eastern Time on August 4, 2005. Investors will have the opportunity to listen to the conference call through the Internet at www.earnings.com . To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for replay.

ABOUT COMFORCE

COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 1000 companies and other large employers. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management

Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services and Nurse Staffing Services, Sarbanes-Oxley Specialists, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-eight (38) offices nationwide.

To view the Company’s web page visit http://www.comforce.com

Various statements made in this release concerning the Company’s expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing services generally, which could heighten competition among staffing companies and negatively impact revenues and margins; the Company’s significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company’s competitiveness and capital structure or expanding its operations; and the standards under which the Company must evaluate annually the recoverability of goodwill on its books which create a greater likelihood that the Company may be required to write-off goodwill in future periods which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under “Forward Looking Statements” in Item 2 of the Company’s 10-Q for the quarter ended March 27, 2005 and under “Risk Factors” in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC’s web site at “www.sec.gov” and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York, 11797, telephone 516-437-3300.

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2005	2004	2005	2004

Net sales of services	$134,909	$117,558	$258,603	$224,999

Costs and expenses:
Cost of services	115,116	99,864	221,919	190,864
Selling, general and administrative expenses	15,104	13,543	28,808	26,211
Depreciation and amortization	878	997	1,724	2,026

Total costs and expenses	131,098	114,404	252,451	219,101

Operating income	3,811	3,154	6,152	5,898

Other income (expense):
Interest expense	(2,738)	(3,014)	(5,563)	(6,170)
(Loss) gain on debt extinguishment	(253)	–	(253)	1,971
Other expense, net	(32)	(15)	(7)	(57)
	(3,023)	(3,029)	(5,823)	(4,256)

Income from continuing operations before income taxes	788	125	329	1,642
Provision for income taxes	380	60	171	773

Income from continuing operations	408	65	158	869

Income (loss) from discontinued operations, net of tax
benefit of $16 in 2004	101	–	101	(17)

Net income	$509	$65	$259	$852

Dividends on preferred stock	250	125	500	250

Net income (loss) available to common
stockholders	$259	$(60)	$(241)	$602

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.01	$(0.00)	$(0.02)	$0.04
Income (loss) from discontinued operations	0.01	-	0.01	(0.00)
Net income (loss)	$0.02	$(0.00)	$(0.01)	$0.04

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.01	$0.00	$(0.02)	$0.04
Income (loss) from discontinued operations	0.00	-	0.01	(0.00)
Net income (loss)	$0.01	$0.00	$(0.01)	$0.04

Weighted average common shares outstanding, basic	16,910	16,669	16,834	16,664
Weighted average common shares outstanding, diluted	18,279	16,669	16,834	17,953

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
June 26, 2005 and December 26, 2004
(in thousands, except share and per share amounts)

	June 26,	December 26,
Assets	2005	2004
	(unaudited)
Current assets:
Cash and cash equivalents	$6,506	15,233
Accounts receivable, net	88,416	70,322
Funding and service fees receivable, net	14,407	21,822
Prepaid expenses and other current assets	3,864	3,488
Deferred income taxes, net	2,404	2,404
Total current assets	115,597	113,269

Deferred income taxes, net	1,281	1,281
Property and equipment, net	5,728	6,293
Intangible assets, net	60	81
Goodwill, net	32,073	32,073
Deferred financing costs, net	1,165	1,464
Other assets	145	188

Total assets	$156,049	154,649

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,400	4,325
Accrued expenses	63,964	62,926
Total current liabilities	66,364	67,251

Long-term debt	118,868	117,227
Other liabilities	–	6

Total liabilities	185,232	184,484

Commitments and contingencies

Stockholders’deficit:
Common stock	169	167
Convertible preferred stock:
Series 2003A	4,304	4,304
Series 2003B	513	513
Series 2004A	10,264	10,264
Additional paid-in capital	47,582	47,193
Accumulated other comprehensive income	155	153
Accumulated deficit	(92,170)	(92,429)

Total stockholders’ deficit	(29,183)	(29,835)

Total liabilities and stockholders’ deficit	$156,049	154,649

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